File no. 33311158
File under rule 424 (B) 3)



Overstamp: Effective October 7,
2011, the companys new name is
Yuexiu Property Company Limited.

AMERICAN DEPOSITARY SHARES
(Each American Depositary Share represents twenty (20) deposited Shares)

THE BANK OF NEW YORK
AMERICAN DEPOSITARY RECEIPT
FOR ORDINARY SHARES OF
THE PAR VALUE OF HK$0.10 EACH OF


GUANGZHOU INVESTMENT COMPANY
LIMITED
(INCORPORATED UNDER THE LAWS OF
HONG KONG)

The Bank of New York, as depositary
(hereinafter called the Depositary), hereby
certifies that  	 or registered assigns IS THE
OWNER OF  	_


AMERICAN DEPOSITARY SHARES
representing deposited ordinary shares, par value HK 0.10 (herein called Shares), of
Guangzhou Investment Company Limited,
incorporated under the laws of Hong Kong
(herein called the Company). At the date hereof, each American Depositary Share represents twenty (20) Shares deposited or subject to deposit under the Deposit
Agreement (as such term is hereinafter
defined) at the Hong Kong office of The
Hong Kong and Shanghai Banking
Corporation Limited (herein called the
Custodian). The Depositarys Corporate Trust
Office is located at a different address than its principal executive office. Its Corporate
Trust Office is located at 101 Barclay Street,
New York, N.Y. 10286, and its principal
executive office is located at One Wall
Street, New York, N.Y. 10286.

THE DEPOSITARYS CORPORATE TRUST
OFFICE ADDRESS IS
101 BARCLAY STREET, NEW YORK, N.Y.
10286


I. 	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called Receipts), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of ____________,
1999 (herein called the Deposit
Agreement), by and among the Company.
the Depositary, and all Owners and holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders of the Receipts and the rights and duties of the Property and cash from time to time received in respect of such shares and held
(such Shares, securities, property, and cash are herein called Deposited Securities).
Copies of the Deposit Agreement are on file at the Depositarys Corporate Trust Office in
New York City and at the office of the
Custodian.

The statements made on the face and
reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit
Agreement, to which reference is hereby
made.  Capitalized terms defined in the
Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2. 	SURRENDER OF RECEIPTS AND
WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust
Office of the Depositary of this Receipt, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit
Agreement, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary
Shares for which this Receipt is issued.
Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate
Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.	TRANSFERS, SPLITUPS, AND
COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registerable on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the fees and expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary
Shares as the Receipt or Receipts
surrendered. As a condition precedent to the execution and delivery, registration of transfer, splitup, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the
Custodian, or Registrar may require
payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

After consultation with the Company to the extent practicable, the delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding
Receipts generally may be suspended,
during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit
Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit
Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of
Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the
Receipts or to the withdrawal of the
Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Restricted
Securities (including without limitation any
Shares bearing a legend indicating they are Restricted Securities or any Shares deposited by a person identified to the Depositary by the Company as an affiliate of the Company), unless a registration statement is in effect as to such Shares. The
Depositary shall comply with written
instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Companys compliance with securities laws in the United States or other jurisdictions.

4. 	LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge
shall become payable by the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner hereof to the Depositary. The Depositary may (and at the reasonable written request of the Company shall) refuse to effect any transfer, split up or combination of all or part of this Receipt or any withdrawal of Deposited Securities represented by
American Depositary Shares evidenced by
such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the
American Depositary Shares evidenced by
this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner hereof shall remain liable for any deficiency.

5. 	WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor arc validly issued, fully paid, nonassessable, and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that such Shares and the Receipts evidencing
American Depositary Shares representing
such Shares would not be Restricted
Securities..  Such representations and
warranties shall survive the deposit of
Shares and issuance of Receipts.

6. 	FILING PROOFS, CERTIFICATES, AND
OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary or the Company may deem necessary or proper.
The Depositary may (and at the reasonable written request of the Company shall) withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No
Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Hong Kong which is then performing the function of the regulation of currency exchange.



7.	CHARGES OF DEPOSITARY.

The Company agrees to pay the fees,
reasonable expenses and outofpocket
charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Company and the Depositary from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary. The
Company shall not pay or be liable for any fee or amount required to be paid by any other person hereunder.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section
4.03 of the Deposit Agreement), whichever applicable: (I) taxes and other governmental charges, (2) such registration fees as many from register of the company or foreign registrar and applicable to transfers of shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit
Agreement, (4) such expenses as are
incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of$5.00 per 100 American
Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03 and 4.03 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 of the Deposit Agreement, (6) a fee not in excess of$.02 per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including but not limited to Sections 4.01 through 4.04 thereof, (7) a fee for, and deduct such fee from, the distribution of proceeds of sales of securities or rights pursuant to Section 4.02 or 4.04 of the Deposit Agreement, respectively, such fee being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by Owners of securities (for purposes of this clause 7 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Section 4.02 or4.04 of the Deposit Agreement, respectively, but which securities or rights are instead sold by the Depositary and the net proceeds distributed, and (8) a fee not in excess of$1.50 per certificate for a Receipt or Receipts for transfers made pursuant to the terms of the Deposit Agreement.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8. 	PRERELEASE OF RECEIPTS.

Unless requested by the Company to cease doing so, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (PreRelease). The
Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been PreReleased, whether or not such cancellation is prior to the termination of such PreRelease or the Depositary knows that such receipt has been PreReleased. The Depositary may receive Receipts in lieu of Shares in satisfaction of a PreRelease. Each
PreRelease will be (a) preceded or
accompanied by a written representation
from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at a11 times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the
Depositary on not more than five (5)
business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The numbers of American Depositary Shares which are outstanding at any time as a result of PreReleases will not norma11y exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement;
provided, time as it occurs appropriate.

The Depositary may retain for its own
account any compensation received by it in connection with the foregoing.

9. 	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive holder and Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York, provided, however, that the Depositary, notwithstanding any notice to the contrary, may deem and treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10. 	VALIDITYOFRECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary or, if a Registrar for the Receipts shall have been appointed, by the manual or facsimile signature of a duly authorized officer of the Registrar.

II.	REPORTS; INSPECTION OF TRANSFER
BOOKS.

The Company currently furnishes the
Securities and Exchange Commission
(hereinafter called the Commission) with certain public reports and documents required by foreign law or otherwise under Rule 12g32(b) under the Securities
Exchange Act of 1934. Such reports and
communications will be available for
inspection and copying by holders and
Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C.
20549.

The Depositary will make available  for
inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting materials, received from the
Company which are both (a) received  by
the Depositary as the holder of the
Deposited Securities and (b) made generally available to the holders of such Deposited
Securities by the Company. The Depositary will also send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit
Agreement. Any such reports and
communications, including any such proxy soliciting materials, furnished to the
Depositary by the Company shall be
furnished in English to the extent such
commission.

The Depositary will keep books for the
registration of Receipts and transfers of Receipts which at al1 reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States do11ars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dol1ars and will distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit
Agreement) to the Owners of Receipts
entitled thereto, provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited
Securities an amount on account of taxes, the amount distributed to the
Owners of the Receipts evidencing
American Depositary Shares representing
such Deposited
Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and
5.09 of the Deposit Agreement, whenever
the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03, or 4.04 of the Deposit
Agreement, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary, after consultation with the Company, may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason
(including, but not limited to, any
requirement that the Company or the
Depositary withhold an amount on account of taxes or other governmental charges or that such Securities must be registered under the Securities Act of 1933 in order to be distributed to owners or holders hereof) the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section
5.09 of the Deposit Agreement) shall be
distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.

Depositary may and shall if the company
shall so request, distribute to the Owners of
outstanding Receipts entitled thereto,
additional Receipts evidencing an
aggregate number of American Depositary
Shares representing the amount of Shares
received as such dividend or free
distribution  subject to the terms, and
conditions of the Deposit Agreement with
respect to the deposit of Shares and the
issuance of American Depositary Shares
evidenced by Receipts, including the
withholding of any tax or other
governmental charge as provided in Section
4.11 Of the Deposit Agreement and the
payment of the fees of the Depositary as
provided in Article 7 hereof and Section
5.09 of the Deposit Agreement.  In lieu of
delivering Receipts for fractional American
Depositary Shares in any such case, the
Depositary will sell the amount of Shares
represented by the aggregate of such
fractions and distribute the net proceeds to
Owners, all in the manner and subject to
the conditions set forth in the Deposit
Agreement.   If additional Receipts are not
so distributed, each American Depositary
Share shall thenceforth also represent the additional Shares distributed upon the
Deposited Securities represented thereby.

The Depositary or the Custodian will
forward to the Company or its agents such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental authorities or agencies, and the Depositary, the Custodian or the Company or its agents may file such reports as arc necessary to reduce or eliminate applicable taxes on distributions in respect of Deposited Shares on dividends and other benefits under applicable tax treaties for the Owners. Owners of American Depositary Shares evidenced by
Receipts representing Deposited Securities may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents as the Depositary may deem necessary or proper to fulfill the Depositarys obligations under applicable law. Owners shall provide the Depositary, in a timely manner, with copies, or originals if necessary and appropriate, of any such proofs of residence, taxpayer status, beneficial ownership and any other information or documents which the
Depositary may reasonably request.  The
Owner shall indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding or other tax benefit obtained for such Owner pursuant to
Section 4.11 of the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including
Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary, subject to all applicable legal requirements, may by public or private sale dispose of a11 or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges. And the Depositary shall distribute the net proceeds of such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

13.	RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, and then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain
Owners but not to other Owners, the
Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would
otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain
Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to
Section 2.03 of the Deposit Agreement,
execute and deliver Receipts to such
Owner.  In the case of a distribution
pursuant to the second paragraph of this
Article 13, such Receipts shall be legended in accordance with applicable U.S. laws, and shal1 be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its
discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell, subject to all applicable legal requirements, the rights, warrants or other instruments in proportion to the number of American Depositary
Shares held by the Owners to whom it has determined it may not a (net of the fees of the Depositary as provided in section 3.09 of the Deposit Agreement all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit
Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to
Owners unless both the rights and the
securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.
Notwithstanding any other provision of the Deposit Agreement, under no circumstances shall the Depositary, any
Owner or any other person have the right to require the Company to register, under the Securities Act of 1933 or otherwise, any rights or securities issued by the Company.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14. 	CONVERSION OF FOREIGN
CURRENCY.

Whenever the Depositary. shall receive
foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United
States, the Depositary shall, as promptly as practicable, convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit
Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall
determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvited and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvited and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American
Depositary Share, or whenever the
Depositary shall receive notice of any
meeting of holders of Shares or other
Deposited Securities, the Depositary shall fix a record date (which, to the extent practicable, shall be the same corresponding record date for Shares or other Deposited Securities set by the Company) (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16. 	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of
holders of Shares or other Deposited
Securities, if requested in writing by the
Company, the Depositary shall, as soon as
practicable thereafter, mail to the Owners
of Receipts a notice, the form of which
notice shall be in the sole discretion of the
Depositary, which shall contain (a) such
information as is contained in such notice of
meeting, (b) a statement that the Owners of
Receipts as of the close of business on a
specified record date will be entitled,
subject to any applicable provision of Hong
Kong law or applicable rules of the Hong
Kong Stock Exchange and of the
Markdown of Association and New Articles
of Association of the Company, to instruct
the Depositary as to the exercise of the
voting rights, if any, pertaining to the
amount of shares and (c) a statement as to
the manner in which such instructions may
be given or deemed given in accordance
with the last sentence of this paragraph if
no instruction is received, to the Depositary
to give a discretionary proxy to a person
designated by the Company.   Upon the
written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor in so far as practicable to vote or cause to be voted the amount of Shares or other
Deposited Securities represented by such
American Depositary Shares evidenced by
such
Receipt in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions. If the Depositary does not receive instructions from any Owner with respect to any of the Deposited Securities represented by the
American Depositary Shares evidenced by
such Owners Receipts on or before the date established by the Depositary for such purpose, such Owner shall be deemed, and the Depositary shall deem such Owner, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company, and the Depositary shall give a discretionary proxy to a person designated by the Company, to vote such Deposited Securities; provided that no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary that (i) the Company does not wish such proxy given,
(ii) substantial opposition exists or (iii) such matter materia11y and adversely affects the rights of holders of Shares.

17.	CHANGES AFFECTING DEPOSITED
SECURITIES.

In circumstances where the provisions of
Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, splitup, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new
Deposited Securities under the Deposit
Agreement, and American Depositary
Shares shall thenceforth represent the new
Deposited Securities so received in
exchange or conversion, unless additional
Receipts are delivered pursuant to the
following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.	LIABILITY OF THE COMPANY AND
DEPOSITARY.

Neither the Depositary nor the Company
shall incur any liability to any Owner or holder of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Memorandum of war or other circumstances beyond its control, the
Depositary or the Company shall be
prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit
Agreement it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Owner or holder of any Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit
Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit
Agreement.  Where, by the terms of a
distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section
4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or had faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited
Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting
Shares for deposit, any Owner or holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Company agrees to indemnify the Depositary. Its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates. The indemnities contained in the preceding sentence shall not extend to any liability or expense which arises solely and exclusively out of a PreRelease (as defined in Section 2.09 of the Deposit Agreement) of a Receipt or Receipts in accordance with Section 2.09 of the Deposit Agreement and which would not otherwise have arisen had such Receipt or Receipts not been however, that the indemnities provided therein shall apply to any such expense (i) to the extent that such liability or expense would have arisen had a Receipt or Receipts not been the subject of a PreRelease, or (ii) which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum}, or preliminary prospectus (or preliminary placement memorandum}, relating to the offer of sale of American Depositary Shares, except to the extent any such liability or expense arises out of (a) information relating to the Depositary or any Custodian
(other than the Company}, as applicable, furnished in writing and not materially changed or altered by the Company expressly for use in any of the foregoing documents, or, {b) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19. 	RESIGNATION AND REMOVAL OF
THE DEPOSITARY; APPOINTMENT OF
SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to be delivered to the Company pursuant to
Section 6.02 of the Deposit Agreement, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as thereinafter provided.


The Depositary may at any time be
removed by the Company by written notice of such removal effective upon the appointment of a successor depositary and its acceptance of such appointment as thereinafter provided.

In case at any time the Depositary shall
resign or be removed, the Company shall
use its best efforts to appoint a successor
depositary, which shall be a bank or trust
Company having an office in the Borough of
Manhattan, The City of New York   Every
successor depositary shall execute and
deliver to its predecessor and to the
Company an instrument in writing
accepting its appointment thereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. Notwithstanding the foregoing (1) if such succession is the result of the removal of such predecessor, then upon (a) payment by the Company to such predecessor of all sums due and payable by the Company to such predecessor, (b) payment to such predecessor of all other sums due to it by persons other than the Company pursuant to the terms of the Deposit Agreement, and (c) the written request of the Company. such predecessor shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor under the Deposit Agreement, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Owners of all outstanding Receipts, or (2) if such succession is the result of the resignation of such predecessor, then upon (a) payment by the Company to such predecessor of all sums due and payable by the Company to such predecessor, and (b) the written request of the Company. Such predecessor shall execute and under the Deposit
Agreement, shall duty assign, transfer all rights, title and interest in the Deposited
Securities to such successor, and shall
deliver to such successor a list of the
Owners of all outstanding Receipts,
provided, however, that such predecessor shall nevertheless be entitled to receive payment of all such other sums due to it by persons other than the Company pursuant to the terms of the Deposit Agreement. Any such successor depositary shall promptly mail notice of its appointment to the Owners.

Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of30 days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every
Owner of a Receipt at the time any
amendment so becomes effective shall be
deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited
Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.	TERMINATION OF DEPOSIT
AGREEMENT.

The Depositary at any time at the direction of the Company shall terminate the Deposit
Agreement by mailing notice of such
termination to the Company and to the
Owners of all Receipts then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit
Agreement by mailing notice of such
termination to the Company and the
Owners of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit
Agreement.  On and after the date of
termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary,
(b) payment of the fee of the Depositary for the surrender of Receipts referred to in
Section 2.05 of the Deposit Agreement, and
(c) payment of any applicable taxes or
governmental charges, be entitled to
delivery, to him or upon his order, of the amount of Deposited Securities represented by the American the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shal1 suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited
Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary
(after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit
Agreement, and any applicable taxes or
governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit
Agreement, and any applicable taxes or
governmental charges) and except for its obligation to the Company under Section
5.08 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.	DISCLOSURE OF BENEFICIAL
OWNERSHIP.

To the extent that provisions of or
governing any Deposited Securities or
applicable law may require disclosure of beneficial or other ownership of Deposited
Securities, other Shares and other securities to the Company and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the Depositary shall comply with the Companys reasonable written instructions as to Receipts in respect of any such enforcement or limitation or blocking of rights, and Owners shall comply with all such disclosure requirements and ownership limitations and shall cooperate with the Depositarys compliance with such Company instructions and are deemed by their holding of Receipts to consent to any such limitation or blocking of rights.

The Company may from time to time
request Owners to provide infom1ation (a) as to the capacity in which such Owners own or owned Receipts, (b) regarding the identity of any other persons then or previously interested in such Receipts and
(c) the nature of such interest and various other matters. Each Owner agrees to provide any information requested by the Company or the Depositary pursuant to this Section. The Depositary agrees to use reasonable Depositary forward any such requests to the Owners and to forward to the Company any responses to such requests received by the Depositary. The
Depositary further agrees that it shall
cooperate with the Company in enforcing
the provisions of the Hong Kong Securities
(Disclosure of Interests) Ordinance, and any other legislation or regulations of Hong
Kong from time to time relating to
disclosure of interests, inc1uding sanctions that the Company may invoke in the event an Owner fails to provide certain requested information concerning interests in Receipts or Deposited Securities. Such sanctions may include limitations on the transfer of such Deposited Securities and/or fines or imprisonment under said Ordinance.

An Owner also may have a duty under the
Hong Kong Securities (Disclosure of
Interests) Ordinance to notify the Company if such Owner becomes aware that its interest (which term is broadly defined under such Ordinance) in Deposited
Securities evidenced by Receipts together with any other interests of such Owner in Deposited Securities is the equivalent of 10% or more of the issued share capital of the Company or such lower percentage as may be prescribed by any applicable laws and regulations in Hong Kong from time to time. Under the Hong Kong Securities
(Disclosure of Interests) Ordinance, such
Owner may be required to further notify
the Company in the event such Owners
interest changes by such percentage as
would cross a whole percentage point or
such Owner ceases to have an interest in 10% or more of the securities of the Company or such lower percentage as may be prescribed by any applicable laws and regulations in Hong Kong from time to time.
The Depositary is advised that under the Securities (Disclosure of Interests)
Ordinance as currently in effect, the change of a whole percentage point is calculated by rounding down the percentage to the nearest whole number. Thus, for example, if an interest increased from 10.9% to 11.1%, the Depositary is advised that there may be a duty to give notice of the change, but not if it were an increase from 11.1% to 11.9%.

23. 	COMPLIANCE WITH U.S. SECURITIES
LAWS.

Notwithstanding anything in the Deposit
Agreement to the contrary, the Company
and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to prevent the withdrawal or delivery of Deposited
Securities in a manner which would violate the U.S. securities Jaws, including, but not limited to, Section LA.( I) of the General
Instructions to the Form F6 Registration
Statement, as amended from time to time, under the Securities Act of 1933.

(ASSIGNMENT AND TRANSFER SIGNATURE
LINES)